Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-217033 on Form S-3 of our report dated February 16, 2018, relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and subsidiaries, and the effectiveness of American Axle & Manufacturing Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 12, 2018